AEROFLEX UPDATES FINANCIAL TARGETS FOR THE FOURTH
QUARTER OF FISCAL 2011

PLAINVIEW, New York — July 7, 2011 — Aeroflex Holding Corp. ("Aeroflex") (NYSE: ARX), a leading global provider of microelectronic components and test and measurement equipment, today announced revised financial targets for its fiscal fourth quarter ended June 30, 2011.  Delays in shipment approvals from and orders of test equipment by U.S. government entities have caused Aeroflex to reduce its estimated ranges of net sales and Adjusted EBITDA to $198 million to $200 million and $56 million to $59 million, respectively.  At this time, Aeroflex is unable to give revised guidance on non-GAAP net income per share.

A majority of the reduction in net sales is attributable to a $16 million Ground Radio Maintenance Automatic Test System (“GRMATS”) shipment that has passed First Article Test (“FAT”), but still awaiting final approval to ship from the U.S. Marine Corps.  In addition, delays in receiving final paperwork on fully funded, sole source orders from branches of the U.S. military have contributed to the negative impact on net sales.  The reduced fourth quarter range of Adjusted EBITDA is due to the reduction in gross profit from products that did not ship.  Since quarterly operating costs are relatively fixed, the gross profit shortfall will have a negative impact on operating margin in the fourth quarter.

“We are extremely disappointed with the performance in our ATS business this past quarter,” said Len Borow, Chief Executive Officer of Aeroflex.  “We are the sole source or primary supplier for all products that were expected to ship during the quarter.  Although, we did not lose any of these contracts, a combination of delayed approvals and contract releases from the military’s procurement offices has caused the reduced fourth quarter ranges.”

Mr. Borow continued, “Despite the delays in our ATS government business, we had some major achievements this quarter, including record sales of wireless test equipment, our first significant order from a major global manufacturer of wireless infrastructure equipment for next generation LTE(A) TM500 products, and record sales in our AMS business.  Additionally, we achieved record consolidated sales and Adjusted EBITDA for the full fiscal year of 2011.”

Aeroflex will provide a review of the quarter when it announces its results for the fiscal fourth quarter and for the full fiscal year 2011 on August 18, 2011.  Aeroflex’s annual budget process for fiscal 2012 is currently in progress.  Aeroflex will also give financial guidance for fiscal 2012 with the release of its earnings.

Non-GAAP Presentation

This press release contains non-GAAP financial measures that are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures: (i) are not based on any comprehensive set of accounting rules or principles; and (ii) have limitations in that they do not reflect all of the amounts associated with Aeroflex's results of operations as determined in accordance with GAAP. As such, these measures should only be used to evaluate Aeroflex's results of operations in conjunction with the corresponding GAAP measures.

Aeroflex believes that the presentation of non-GAAP financial measures, when shown in conjunction with the corresponding GAAP measures, provides useful supplemental information to investors and management regarding financial and business trends relating to its financial condition and results of operations because they exclude certain non-cash charges or items that management does not believe are reflective of its ongoing operating results when assessing the performance of its business.

Aeroflex believes that these non-GAAP financial measures also facilitate the comparison by management and investors of results between periods and among its peer companies. However, its peer companies may calculate similar non-GAAP financial measures differently than Aeroflex, limiting the information’s usefulness as comparative measures.

About Aeroflex

Aeroflex Holding Corp. is a leading global provider of microelectronic components and test and measurement equipment used by companies in the space, avionics, defense, commercial wireless communications, medical and other markets.

Forward-looking Statements

All statements other than statements of historical fact included in this press release regarding Aeroflex’s business strategy and plans and objectives of its management for future operations are forward-looking statements.  When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Aeroflex or its management, identify forward-looking statements.  Such forward-looking statements are based on the current beliefs of Aeroflex’s management, as well as assumptions made by and information currently available to its management.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, adverse developments in the global economy; dependence on growth in customers’ businesses; the ability to remain competitive in the markets Aeroflex serves; the inability to continue to develop, manufacture and market innovative, customized products and services that meet customer requirements for performance and reliability; any failure of suppliers to provide raw materials and/or properly functioning component parts; the  termination of key contracts, including technology license agreements, or loss of key customers; the inability to protect intellectual property; the failure to comply with regulations such as International Traffic in Arms Regulations and any changes in regulations; the failure to realize anticipated benefits from completed acquisitions, divestitures or restructurings, or the possibility that such acquisitions, divestitures or restructurings could adversely affect Aeroflex; the loss of key employees; exposure to foreign currency exchange rate risks; and terrorist acts or acts of war.   Such statements reflect the current views of management with respect to the future and are subject to these and other risks, uncertainties and assumptions. Aeroflex does not undertake any obligation to update such forward-looking statements.  Any projections in this release are based on limited information currently available to Aeroflex, which is subject to change.  Although any such projections and the factors influencing them will likely change, Aeroflex will not necessarily update the information, since Aeroflex will only provide guidance at certain points during the year.

Contact:
Andrew Kaminsky
Vice President – Corporate Development & Investor Relations
Aeroflex Holding Corp.
(516) 752-6401
andrew.kaminsky@aeroflex.com